Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Trimont Land Company d/b/a Northstar-at-Tahoe (California)

Sierra-at-Tahoe, Inc. (Delaware)

Booth Creek Ski Acquisition Corp. (Delaware)
     -    Waterville Valley Ski Resort, Inc. (Delaware)
     -    Mount Cranmore Ski Resort, Inc. (Delaware)

Ski Lifts, Inc. (Washington)
     -    DRE, L.L.C. (Delaware)

LMRC Holding Corp. (Delaware)
     -    Loon Mountain Recreation Corporation (New Hampshire)
     -    Loon Realty Corp. (New Hampshire)

Booth Creek Ski Acquisition, Inc. (Pennsylvania)